EXHIBIT 99.1

Hanmi’s Second Quarter Results Highlighted by Continued Strong Loan Production

2018 Second Quarter Highlights:

  Second quarter net income of $15.5 million, or $0.48 per diluted share, up 4.7% from the prior quarter and up 7.6% year-over-year.
  Loans and leases receivable of $4.5 billion, up 11.6% in the second quarter on an annualized basis driven by new loan and lease production of $308.8 million; Loans and leases receivable up 11.5% year-over-year.
  Deposits of $4.4 billion, up 4.4% in the second quarter on an annualized basis and up 3.9% year-over-year driven by growth in time deposits.
  Net interest income was $45.1 million, up 0.4% from the prior quarter and up 4.5% year-over-year notwithstanding a net interest margin of 3.60% that declined 10 basis points from the prior quarter and 21 basis points from a year ago.
  Noninterest expense decreased 0.8% compared with prior quarter to $29.5 million, which includes $0.4 million of merger and integration costs.
  Asset quality remains strong with nonperforming assets at 0.30% of total assets and net charge-offs of 0.01%.
  Return on average assets was 1.17% and return on average equity was 10.81% compared with 1.16% and 10.65%, respectively, for the prior quarter and 1.19% and 10.65%, respectively, a year ago.
  Announced definitive agreement to acquire SWNB Bancorp, Inc. (“SWNB”) to expand presence in key metro markets in Texas.

LOS ANGELES, July 24, 2018 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ:HAFC) (or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2018 second quarter of $15.5 million, or $0.48 per diluted share, compared with $14.9 million, or $0.46 per diluted share for the 2018 first quarter and $14.5 million, or $0.45 per diluted share for the 2017 second quarter.

C. G. Kum, Chief Executive Officer, said, “Hanmi’s second quarter results reflect strong loan and lease production, excellent asset quality and careful expense management as we continue to operate in a highly competitive banking environment. New loan and lease production in the quarter totaled $309 million, up nearly 26% from the prior quarter and 11% from a year ago. Importantly, asset quality remains excellent. We continue to maintain disciplined underwriting standards and we will not loosen our credit criteria in spite of increasing competition. In addition, I am pleased with our ability to prudently manage expenses and maintain noninterest expense in a tight range over the past year. However, the flattening of the yield curve coupled with strong competition has resulted in the cost of attracting deposits outpacing the growth in loan yields, which has put pressure on our net interest margin.”

Mr. Kum concluded, “To augment our organic growth, during the quarter, we announced the acquisition of SWNB Bancorp, Inc., which will significantly expand Hanmi’s presence in attractive markets throughout Texas as well as provide excess liquidity to help fund future growth. While expenses associated with the SWNB acquisition totaled $0.4 million and reduced Hanmi’s earnings per share by $0.01 during the second quarter, integration activities are proceeding according to plan and we continue to expect the transaction to be completed in the second half of the year.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	June 30,	March 31,	December 31,	September 30,	June 30,	Q2-18	Q2-18
	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17

Net income	$15,548	$14,855	$11,500	$14,923	$14,457	$693	$1,091
Net income per diluted common share	$0.48	$0.46	$0.36	$0.46	$0.45	$0.02	$0.03

Assets	$5,415,202	$5,305,641	$5,210,485	$5,111,396	$4,973,346	$109,561	$441,856
Loans and leases receivable	$4,542,126	$4,413,557	$4,304,458	$4,195,355	$4,073,062	$128,569	$469,064
Deposits	$4,426,535	$4,378,101	$4,348,654	$4,299,010	$4,259,173	$48,434	$167,362

Return on average assets	1.17%	1.16%	0.88%	1.18%	1.19%	0.02	-0.02
Return on average stockholders' equity	10.81%	10.65%	8.12%	10.73%	10.65%	0.16	0.16

Net interest margin (1)	3.60%	3.70%	3.79%	3.79%	3.81%	-0.10	-0.21
Efficiency ratio (2)	57.80%	58.36%	54.16%	53.33%	54.74%	-0.57	3.06

Tangible common equity to tangible assets (3)	10.35%	10.43%	10.58%	10.72%	10.83%	-0.07	-0.48
Tangible common equity per common share (3)	$17.20	$16.98	$16.96	$16.86	$16.59	$0.23	$0.61

(1) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2) Noninterest expense divided by net interest income plus noninterest income.
(3) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $45.1 million for the second quarter of 2018 compared with $44.9 million for the first quarter of 2018.  Net interest margin on a tax equivalent basis was 3.60% for the second quarter of 2018 compared with 3.70% for the first quarter of 2018.  Interest and fees on loans and leases increased 4.1%, or $2.1 million, from the preceding quarter due to a 2.4% increase in average loan and lease receivables and a three basis point increase in the average yield.  Loan prepayment fees were nominal at $28 thousand for the second quarter compared with $83 thousand in the first quarter.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
Net Interest Income	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17

Interest and fees on loans and leases(1)	$53,708	$51,574	$52,176	$50,265	$47,971	4.1%	12.0%
Interest on securities	3,198	3,105	3,194	3,188	2,949	3.0%	8.4%
Dividends on FHLB stock	283	289	289	286	283	-2.1%	0.0%
Interest on deposits in other banks	133	114	125	123	123	16.7%	8.1%
Total interest and dividend income	$57,322	$55,082	$55,784	$53,862	$51,326	4.1%	11.7%

Interest on deposits	9,465	7,785	7,402	7,071	6,463	21.6%	46.4%
Interest on borrowings	1,015	679	363	198	49	49.5%	1971.4%
Interest on subordinated debentures	1,728	1,694	1,676	1,667	1,636	2.0%	5.6%
Total interest expense	12,208	10,158	9,441	8,936	8,148	20.2%	49.8%
Net interest income	$45,114	$44,924	$46,343	$44,926	$43,178	0.4%	4.5%

(1) Includes loans held for sale.

The average earning asset yield (tax equivalent) was 4.57% for the second quarter of 2018 compared with 4.53% for the first quarter of 2018.  The four basis point increase was primarily due to the increase in average yield for loans and leases receivable.  The cost of interest-bearing liabilities was 1.44% for the second quarter of 2018 compared with 1.25% for the first quarter of 2018.  The 19 basis point increase was primarily due to an increase in higher costing time deposits and an increase in the average rate paid on overnight borrowings.

	For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
Average Earning Assets and Interest-bearing Liabilities	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Loans and leases receivable (1)	$4,414,217	$4,310,964	$4,227,259	$4,092,131	$3,951,934	2.4%	11.7%
Securities	591,493	588,738	611,181	611,538	585,384	0.5%	1.0%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	28,831	32,401	36,386	38,981	47,402	-11.0%	-39.2%
Average interest-earning assets	$5,050,926	$4,948,488	$4,891,211	$4,759,035	$4,601,105	2.1%	9.8%

Demand: interest-bearing	$92,552	$91,378	$90,646	$90,720	$93,873	1.3%	-1.4%
Money market and savings	1,412,118	1,478,795	1,513,408	1,526,951	1,532,733	-4.5%	-7.9%
Time deposits	1,553,692	1,440,382	1,408,227	1,384,724	1,320,005	7.9%	17.7%
Average interest-bearing deposits	3,058,362	3,010,555	3,012,281	3,002,395	2,946,611	1.6%	3.8%
Borrowings	214,066	179,000	119,946	67,935	20,000	19.6%	970.3%
Subordinated debentures	117,456	117,323	117,198	117,065	116,850	0.1%	0.5%
Average interest-bearing liabilities	$3,389,884	$3,306,878	$3,249,425	$3,187,395	$3,083,461	2.5%	9.9%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
Average Yields and Rates	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Loans and leases receivable(1)	4.88%	4.85%	4.90%	4.87%	4.87%	0.03	0.01
Securities (2)	2.29%	2.24%	2.37%	2.41%	2.35%	0.05	-0.06
FHLB stock	6.93%	7.15%	7.00%	6.93%	6.93%	-0.22	0.00
Interest-bearing deposits in other banks	1.85%	1.43%	1.36%	1.25%	1.04%	0.42	0.81
Interest-earning assets	4.57%	4.53%	4.56%	4.53%	4.52%	0.04	0.05

Interest-bearing deposits	1.24%	1.05%	0.97%	0.93%	0.88%	0.19	0.36
Borrowings	1.90%	1.54%	1.20%	1.16%	0.98%	0.36	0.92
Subordinated debentures	5.87%	5.77%	5.70%	5.68%	5.59%	0.10	0.28
Interest-bearing liabilities	1.44%	1.25%	1.15%	1.11%	1.06%	0.19	0.38

Net interest margin (taxable equivalent basis)	3.60%	3.70%	3.79%	3.79%	3.81%	-0.10	-0.21

Cost of deposits	0.87%	0.73%	0.68%	0.66%	0.62%	0.14	0.25

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the second quarter of 2018, the loan and lease loss provision was $0.1 million compared with $0.6 million for the preceding quarter reflecting the continued strong asset quality of the portfolio of loans and leases.

Second quarter noninterest income decreased 1.9% to $5.9 million from $6.1 million for the first quarter, primarily due to a $0.2 million decrease in service charges on deposit accounts and a $0.2 million decrease in servicing income.  The second quarter included a small gain from the sales of securities compared with a $0.4 million loss on sales of securities in the first quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
Noninterest Income	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Service charges on deposit accounts	$2,328	$2,511	$2,729	$2,678	$2,461	-7.3%	-5.4%
Trade finance and other service charges and fees	1,149	1,173	1,047	1,133	1,269	-2.0%	-9.5%
Servicing income	421	662	564	644	625	-36.4%	-32.6%
Bank-owned life insurance income	256	277	285	286	260	-7.6%	-1.5%
Other operating income	305	285	636	283	941	7.0%	-67.6%
Service charges, fees & other	4,459	4,908	5,261	5,024	5,556	-9.1%	-19.7%

Gain on sale of SBA loans	1,408	1,448	2,056	2,546	2,668	-2.8%	-47.2%
Disposition gain on PCI loans	11	133	91	979	540	-91.7%	-98.0%
Net gain (loss) on sales of securities	67	(428)	275	267	938	-115.7%	-92.9%
Total noninterest income	$5,945	$6,061	$7,683	$8,816	$9,702	-1.9%	-38.7%

Noninterest expense has remained within a relatively tight range over the past year. During the second quarter, noninterest expense decreased 0.8% to $29.5 million from $29.8 million in the first quarter primarily due to a $1.2 million decrease in salaries and employee benefits and $0.2 million decrease in professional fees, partially offset by a $0.6 million increase in other operating expenses. Salaries and employee benefit expenses are typically higher in the first quarter due to the seasonal impact of elevated payroll taxes and employee benefits. As a result of the decrease in noninterest expense, as well as the increase in net interest income, the efficiency ratio improved to 57.80% in the second quarter from 58.36% in the prior quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Noninterest Expense
Salaries and employee benefits	$17,453	$18,702	$17,270	$16,947	$16,623	-6.7%	5.0%
Occupancy and equipment	4,082	4,072	3,997	3,883	3,878	0.2%	5.3%
Data processing	1,554	1,678	1,812	1,779	1,738	-7.4%	-10.6%
Professional fees	1,214	1,369	1,552	1,210	1,554	-11.3%	-21.9%
Supplies and communication	693	708	778	755	745	-2.1%	-7.0%
Advertising and promotion	1,034	876	988	1,147	1,015	18.0%	1.9%
Merger and integration costs	380	-	-	-	(9)	0.0%	-4322.2%
Other operating expenses	2,854	2,273	2,961	2,955	2,881	25.6%	-0.9%
subtotal	29,264	29,678	29,358	28,676	28,425	-1.4%	3.0%

Other real estate owned expense (income)	246	79	(100)	(16)	519	211.4%	-52.6%
Total noninterest expense	$29,510	$29,757	$29,258	$28,660	$28,944	-0.8%	2.0%

Hanmi recorded a provision for income taxes of $5.9 million for the second quarter of 2018, representing an effective tax rate of 27.5%, compared with $5.7 million, representing an effective tax rate of 27.8%, for the first quarter. Our effective tax rate for the second quarter of 2017 was 38.5% with a provision of $9.1 million. The year-over-year decrease was a result of the lower Federal corporate tax rate beginning in 2018.

Financial Position
Total assets were $5.42 billion at June 30, 2018, a 2.1% increase from $5.31 billion at March 31, 2018. The increase in total assets was primarily due to an increase in loans and leases receivable.

Loans and leases receivable, before the allowance for loan and lease losses, were $4.54 billion at June 30, 2018, up 2.9% from $4.41 billion at the end of the prior quarter. The increase in loans and leases from the first quarter reflects Hanmi’s continued strong loan and lease production. Loans held for sale, representing the guaranteed portion of SBA loans, were $5.3 million at June 30, 2018 compared with $6.0 million at the end of the first quarter.

Loans and leases receivable, before the allowance for loan and lease losses, increased 11.5% from $4.07 billion for the second quarter last year, primarily due to strong loan and lease production over the last twelve months.

	As of (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Loan and Lease Portfolio
Commercial real estate loans	$3,241,348	$3,122,745	$3,069,063	$3,108,931	$3,068,069	3.8%	5.6%
Residential real estate loans	539,861	545,053	521,852	430,627	384,044	-1.0%	40.6%
Commercial and industrial loans	396,522	409,380	399,197	364,456	346,150	-3.1%	14.6%
Lease receivable	350,578	321,480	297,286	272,271	257,525	9.1%	36.1%
Consumer loans	13,817	14,899	17,060	19,070	17,274	-7.3%	-20.0%
Loans and leases receivable	4,542,126	4,413,557	4,304,458	4,195,355	4,073,062	2.9%	11.5%
Loans held for sale	5,349	6,008	6,394	6,469	10,949	-11.0%	-51.1%
Total loans and leases	$4,547,475	$4,419,565	$4,310,852	$4,201,824	$4,084,011	2.9%	11.3%

New loan and lease production for the 2018 second quarter was $308.8 million while payoffs, amortization and net line utilization was $186.2 million compared with $245.3 million and $154.3 million, respectively, for the first quarter.  Second quarter 2018 new loan and lease production was comprised of $198.3 million of commercial real estate loans, $19.2 million of commercial and industrial loans, $29.6 million of SBA loans, $60.3 million of commercial leases and $1.3 million of consumer loans. Loan purchases for the 2018 second quarter were $25.9 million, compared with $38.9 million in the first quarter. For the second quarter of 2018, commercial real estate loans as a percentage of loans and leases receivable decreased to 71.4% compared with 75.3% for the same period last year.

Bonnie Lee, President and Chief Operating Officer, said, “Hanmi continues to deliver strong new loan and lease production. During the quarter we saw meaningful contributions from the Illinois market, as well as our new branch in New York City that provides access to one of the top Asian American banking markets in the country. I am also pleased with our Commercial Equipment Leasing division, which originated the most leases since we acquired this business in the fourth quarter of 2016.”

Deposits increased to $4.43 billion at the end of the second quarter from $4.38 billion at the end of the preceding quarter. Time deposits and interest bearing demand deposits led this growth with increases of 8.6% and 13.1%, respectively. The loans to deposits ratio at June 30, 2018 increased to 102.6% from 100.8% in the first quarter.

Deposits increased 3.9% from $4.26 billion in the second quarter last year, as total time deposits, noninterest-bearing demand deposits and interest-bearing demand deposits increased 15.4%, 7.1% and 13.3%, respectively, from a year ago. Noninterest-bearing demand deposits as a percentage of total deposits have remained stable in a range of 30% to 31% even as overall deposits have increased.

	As of (in thousands)					Percentage Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Deposit Portfolio
Demand: noninterest-bearing	$1,350,383	$1,352,162	$1,312,274	$1,293,538	$1,260,929	-0.1%	7.1%
Demand: interest-bearing	105,825	93,591	92,948	90,734	93,390	13.1%	13.3%
Money market and savings	1,381,038	1,469,010	1,527,100	1,534,457	1,528,127	-6.0%	-9.6%
Time deposits	1,589,289	1,463,338	1,416,332	1,380,281	1,376,727	8.6%	15.4%
Total deposits	$4,426,535	$4,378,101	$4,348,654	$4,299,010	$4,259,173	1.1%	3.9%

At June 30, 2018, stockholders’ equity was $571.7 million, compared with $564.3 million at March 31, 2018. Tangible common stockholders’ equity was $559.3 million, or 10.35% of tangible assets, compared with $551.8 million, or 10.43% of tangible assets at the end of the first quarter. Tangible book value per share increased to $17.20 from $16.98 in the prior quarter.

Hanmi continues to be well capitalized, with a preliminary Tier 1 risk-based capital ratio of 12.52% and a Total risk-based capital ratio of 15.36% at June 30, 2018, versus 12.52% and 15.43%, respectively, for the first quarter.

	As of					Amount Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.36%	15.43%	15.50%	15.58%	15.69%	-0.07	-0.33
Tier 1 risk-based capital	12.52%	12.52%	12.55%	12.56%	12.58%	0.00	-0.06
Common equity tier 1 capital	12.09%	12.09%	12.19%	12.20%	12.22%	0.00	-0.13
Tier 1 leverage capital ratio	10.89%	10.88%	10.79%	10.92%	11.08%	0.01	-0.19
Hanmi Bank
Total risk-based capital	15.04%	15.13%	15.20%	15.32%	15.44%	-0.09	-0.40
Tier 1 risk-based capital	14.32%	14.39%	14.47%	14.55%	14.62%	-0.07	-0.30
Common equity tier 1 capital	14.32%	14.39%	14.47%	14.55%	14.62%	-0.07	-0.30
Tier 1 leverage capital ratio	12.46%	12.51%	12.44%	12.66%	12.89%	-0.05	-0.43

(1) Preliminary ratios for June 30, 2018

Hanmi declared a cash dividend of $0.24 per common share on its common stock in the second quarter.  The dividend was paid on May 29, 2018, to stockholders of record as of the close of business on May 7, 2018.

Asset Quality
Nonperforming loans were $15.8 million at the end of the second quarter of 2018, or 0.35% of loans, compared with $15.4 million at the end the prior quarter, or 0.35% of loans. Loans 30 to 89 days past due and still accruing were 0.20% of loans at the end of the second quarter of 2018, compared with 0.16% of loans at the end of the first quarter.

Nonperforming assets were $16.1 million at the end of the second quarter of 2018, or 0.30% of assets, compared with 0.32% of assets at the end of the prior quarter.

Gross charge-offs for the second quarter of 2018 were $0.7 million compared with $1.6 million for the preceding quarter. Recoveries of previously charged-off loans for the second quarter of 2018 were $0.6 million compared with $1.7 million for the preceding quarter. As a result, there were net charge offs totaling $59,000 for the second quarter of 2018, compared to net recoveries of $85,000 for the preceding quarter.  For the second quarter of 2018, net charge offs were 0.01% of average loans and leases compared to net recoveries of 0.01% of average loans for the preceding quarter.

The allowance for loan and lease losses was $31.8 million as of June 30, 2018, generating an allowance of loan and lease losses to loans and leases of 0.70%, down from 0.72% the prior quarter due to higher loan volume.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Q2-18	Q2-18
	2018	2018	2017	2017	2017	vs. Q1-18	vs. Q2-17
Asset Quality
Non-performing assets:
Nonaccrual loans	$15,804	$15,345	$15,805	$14,558	$16,464	$459	$(660)
Loans 90 days or more past due and still accruing	-	17	-	-	-	(17)	-
Non-performing loans and leases	15,804	15,362	15,805	14,558	16,464	442	(660)
Other real estate, net	280	1,660	1,946	1,946	4,321	(1,380)	(4,041)
Nonperforming assets	$16,084	$17,022	$17,751	$16,504	$20,785	$(938)	$(4,701)

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$9,089	$7,270	$8,666	$5,682	$9,602	$1,819	$(513)
Delinquent loans to loans	0.20%	0.16%	0.20%	0.14%	0.24%	3.5%	-3.6%

Allowance for loan and lease losses:
Balance at beginning of period	$31,777	$31,043	$32,492	$33,758	$33,152
Loan and lease loss provision	100	649	220	269	422
Net loan charge-offs (recoveries)	59	(85)	1,669	1,535	(184)
Balance at end of period	$31,818	$31,777	$31,043	$32,492	$33,758

Asset quality ratios:
Non-performing loans and leases to loans and leases	0.35%	0.35%	0.37%	0.35%	0.41%
Non-performing assets to assets	0.30%	0.32%	0.34%	0.32%	0.42%
Net loan and lease charge-offs (recoveries) to average loans and leases (1)	0.01%	-0.01%	0.16%	0.15%	-0.02%
Allowance for loan and lease losses to loans and leases	0.70%	0.72%	0.72%	0.77%	0.83%
Allowance for loan and lease losses to non-performing loans and leases	201.33%	206.85%	196.41%	223.19%	205.04%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,323	$1,296	$915	$1,135	$1,184
Provision (income) for off-balance sheet items	34	27	381	(220)	(49)
Balance at end of period	$1,357	$1,323	$1,296	$915	$1,135

(1) Annualized

Conference Call
Management will host a conference call today, July 24, 2018 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 40 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan and lease losses; credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and lease losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Richard Pimentel
Senior Vice President & Corporate Finance Officer
213-427-3191

Lasse Glassen
Investor Relations
Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	June 30,	March 31,	Percentage	June 30,	Percentage
	2018	2018	Change	2017	Change
Assets
Cash and due from banks	$136,474	$151,611	-10%	$138,507	-1.5%
Securities available for sale, at fair value	565,529	570,351	-0.8%	571,846	-1.1%
Loans held for sale, at the lower of cost or fair value	5,349	6,008	-11.0%	10,949	-51.1%
Loans receivable, net of allowance for loan losses	4,510,308	4,381,780	2.9%	4,039,304	11.7%
Accrued interest receivable	12,940	12,751	1.5%	11,167	15.9%
Premises and equipment, net	26,324	26,465	-0.5%	26,869	-2.0%
Customers' liability on acceptances	971	870	11.6%	1,481	-34.4%
Servicing assets	9,255	9,867	-6.2%	10,480	-11.7%
Goodwill and other intangible assets, net	12,363	12,454	-0.7%	12,712	-2.7%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	51,087	50,831	0.5%	49,982	2.2%
Prepaid expenses and other assets	68,217	66,268	2.9%	83,664	-18.5%
Total assets	$5,415,202	$5,305,641	2.1%	$4,973,346	8.9%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,350,383	$1,352,162	-0.1%	$1,260,929	7.1%
Interest-bearing	3,076,152	3,025,939	1.7%	2,998,244	2.6%
Total deposits	4,426,535	4,378,101	1.1%	4,259,173	3.9%
Accrued interest payable	5,775	5,931	-2.6%	3,432	68.3%
Bank's liability on acceptances	971	870	11.6%	1,481	-34.4%
Borrowings	270,000	220,000	22.7%	20,000	1250.0%
Subordinated debentures	117,532	117,400	0.1%	117,011	0.4%
Accrued expenses and other liabilities	22,682	19,061	19.0%	22,109	2.6%
Total liabilities	4,843,495	4,741,363	2.2%	4,423,206	9.5%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	568,011	567,081	0.2%	563,948	0.7%
Accumulated other comprehensive (loss) income	(9,324)	(8,207)	13.6%	137	-6905.8%
Retained earnings	85,465	77,691	10.0%	57,717	48.1%
Less treasury stock	(72,478)	(72,320)	0.2%	(71,695)	1.1%
Total stockholders' equity	571,707	564,278	1.3%	550,140	3.9%
Total liabilities and stockholders' equity	$5,415,202	$5,305,641	2.1%	$4,973,346	8.9%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	June 30,	March 31,	Percentage	June 30,	Percentage
	2018	2018	Change	2017	Change
Interest and dividend income:
Interest and fees on loans and leases	$53,708	$51,574	4.1%	$47,971	12.0%
Interest on securities	3,198	3,105	3.0%	2,949	8.4%
Dividends on FHLB stock	283	289	-2.1%	283	0.0%
Interest on deposits in other banks	133	114	16.7%	123	8.1%
Total interest and dividend income	57,322	55,082	4.1%	51,326	11.7%
Interest expense:
Interest on deposits	9,465	7,785	21.6%	6,463	46.4%
Interest on borrowings	1,015	679	49.5%	49	1971.4%
Interest on subordinated debentures	1,728	1,694	2.0%	1,636	5.6%
Total interest expense	12,208	10,158	20.2%	8,148	49.8%
Net interest income before provision for loan and lease losses	45,114	44,924	0.4%	43,178	4.5%
Loan and lease loss provision	100	649	-84.6%	422	-76.3%
Net interest income after provision for loan and lease losses	45,014	44,275	1.7%	42,756	5.3%
Noninterest income:
Service charges on deposit accounts	2,328	2,511	-7.3%	2,461	-5.4%
Trade finance and other service charges and fees	1,149	1,173	-2.0%	1,269	-9.5%
Gain on sale of Small Business Administration ("SBA") loans	1,408	1,448	-2.8%	2,668	-47.2%
Servicing income	421	662	-36.4%	625	-32.6%
Bank-owned life insurance income	256	277	-7.6%	260	-1.5%
Disposition gains on Purchased Credit Impaired ("PCI") loans	11	133	-91.7%	540	-98.0%
Net gain (loss) on sales of securities	67	(428)	-115.7%	938	-92.9%
Other operating income	305	285	7.0%	941	-67.6%
Total noninterest income	5,945	6,061	-1.9%	9,702	-38.7%
Noninterest expense:
Salaries and employee benefits	17,453	18,702	-6.7%	16,623	5.0%
Occupancy and equipment	4,082	4,072	0.2%	3,878	5.3%
Data processing	1,554	1,678	-7.4%	1,738	-10.6%
Professional fees	1,214	1,369	-11.3%	1,554	-21.9%
Supplies and communications	693	708	-2.1%	745	-7.0%
Advertising and promotion	1,034	876	18.0%	1,015	1.9%
Other real estate owned expense	246	79	211.4%	519	-52.6%
Merger and integration costs	380	-	-	(9)	-4322.2%
Other operating expenses	2,854	2,273	25.6%	2,881	-0.9%
Total noninterest expense	29,510	29,757	-0.8%	28,944	2.0%
Income before provision for income taxes	21,449	20,579	4.2%	23,514	-8.8%
Provision for income taxes	5,901	5,724	3.1%	9,057	-34.8%
Net income	$15,548	$14,855	4.7%	$14,457	7.6%

Basic earnings per share:	$0.48	$0.46		$0.45
Diluted earnings per share:	$0.48	$0.46		$0.45

Weighted-average shares outstanding:
Basic	32,189,096	32,145,214		32,078,038
Diluted	32,336,775	32,301,095		32,243,034
Common shares outstanding	32,513,518	32,502,658		32,393,856

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)
	Six Months Ended
	June 30,	June 30,	Percentage
	2018	2017	Change
Interest and dividend income:
Interest and fees on loans	$105,283	$93,349	12.8%
Interest on securities	6,302	5,468	15.3%
Dividends on FHLB stock	572	657	-12.9%
Interest on deposits in other banks	247	200	23.5%
Total interest and dividend income	112,404	99,674	12.8%
Interest expense:
Interest on deposits	17,250	11,617	48.5%
Interest on borrowings	1,694	517	227.8%
Interest on subordinated debentures	3,421	2,009	70.3%
Total interest expense	22,365	14,143	58.1%
Net interest income before provision for loan and lease losses	90,039	85,531	5.3%
Loan and lease loss provision	749	342	119.0%
Net interest income after provision for loan and lease losses	89,290	85,189	4.8%
Noninterest income:
Service charges on deposit accounts	4,839	4,989	-3.0%
Trade finance and other service charges and fees	2,322	2,316	0.3%
Gain on sale of Small Business Administration ("SBA") loans	2,856	4,132	-30.9%
Servicing income	1,083	1,423	-23.9%
Bank-owned life insurance income	533	542	-1.6%
Disposition gains on Purchased Credit Impaired ("PCI") loans	144	723	-80.1%
Net gain (loss) on sales of securities	(361)	1,206	-129.9%
Other operating income	590	1,586	-62.8%
Total noninterest income	12,006	16,917	-29.0%
Noninterest expense:
Salaries and employee benefits	36,155	33,727	7.2%
Occupancy and equipment	8,154	7,861	3.7%
Data processing	3,231	3,369	-4.1%
Professional fees	2,583	2,702	-4.4%
Supplies and communications	1,401	1,379	1.6%
Advertising and promotion	1,911	1,817	5.2%
Other real estate owned expense	325	418	-22.2%
Merger and integration costs	380	(40)	-1050.0%
Other operating expenses	5,128	4,948	3.6%
Total noninterest expense	59,268	56,181	5.5%
Income before provision for income taxes	42,028	45,925	-8.5%
Income tax expense	11,625	17,685	-34.3%
Net income	$30,403	$28,240	7.7%

Basic earnings per share:	$0.94	$0.88
Diluted earnings per share:	$0.94	$0.87

Weighted-average shares outstanding:
Basic	32,167,111	32,040,113
Diluted	32,316,648	32,216,671
Common shares outstanding	32,513,518	32,393,856

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,414,217	$53,708	4.88%	$4,310,964	$51,574	4.85%	$3,951,934	$47,971	4.87%
Securities (2)	591,493	3,384	2.29%	588,738	3,296	2.24%	585,384	3,444	2.35%
FHLB stock	16,385	283	6.93%	16,385	289	7.15%	16,385	283	6.93%
Interest-bearing deposits in other banks	28,831	133	1.85%	32,401	114	1.43%	47,402	123	1.04%
Total interest-earning assets	5,050,926	57,508	4.57%	4,948,488	55,273	4.53%	4,601,105	51,821	4.52%

Noninterest-earning assets:
Cash and due from banks	124,371			122,580			116,750
Allowance for loan and lease losses	(31,871)			(32,487)			(33,540)
Other assets	175,277			175,209			191,158

Total assets	$5,318,703			$5,213,790			$4,875,473

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$92,552	$18	0.08%	$91,378	$18	0.08%	$93,873	$18	0.08%
Money market and savings	1,412,118	3,546	1.01%	1,478,795	3,326	0.91%	1,532,733	3,224	0.84%
Time deposits	1,553,692	5,901	1.52%	1,440,382	4,441	1.25%	1,320,005	3,221	0.98%
Total interest-bearing deposits	3,058,362	9,465	1.24%	3,010,555	7,785	1.05%	2,946,611	6,463	0.88%
Borrowings	214,066	1,015	1.90%	179,000	679	1.54%	20,000	49	0.98%
Subordinated debentures	117,456	1,728	5.87%	117,323	1,694	5.77%	116,850	1,636	5.59%
Total interest-bearing liabilities	3,389,884	12,208	1.44%	3,306,878	10,158	1.25%	3,083,461	8,148	1.06%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,325,195			1,307,072			1,219,876
Other liabilities	26,651			33,973			27,853
Stockholders' equity	576,973			565,867			544,283

Total liabilities and stockholders' equity	$5,318,703			$5,213,790			$4,875,473

Net interest income (tax equivalent basis)		$45,300			$45,115			$43,673

Cost of deposits			0.87%			0.73%			0.62%
Net interest spread (taxable equivalent basis)			3.13%			3.28%			3.46%
Net interest margin (taxable equivalent basis)			3.60%			3.70%			3.81%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Six Months Ended
	June 30, 2018			June 30, 2017
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,362,876	$105,283	4.87%	$3,917,004	$93,349	4.81%
Securities (2)	590,123	6,678	2.26%	556,129	6,468	2.33%
FHLB stock	16,385	572	7.04%	16,385	657	8.09%
Interest-bearing deposits in other banks	30,606	247	1.63%	43,026	200	0.94%
Total interest-earning assets	4,999,990	112,780	4.55%	4,532,544	100,674	4.48%

Noninterest-earning assets:
Cash and due from banks	123,480			117,273
Allowance for loan and lease losses	(32,177)			(33,193)
Other assets	175,245			190,602

Total assets	$5,266,538			$4,807,226

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$91,968	$36	0.08%	$95,727	$38	0.08%
Money market and savings	1,445,272	6,872	0.96%	1,470,165	5,890	0.81%
Time deposits	1,497,349	10,342	1.39%	1,247,000	5,689	0.92%
Total interest-bearing deposits	3,034,589	17,250	1.15%	2,812,892	11,617	0.83%
Borrowings	196,630	1,694	1.74%	144,558	517	0.72%
Subordinated debentures	117,390	3,421	5.82%	74,137	2,009	5.41%
Total interest-bearing liabilities	3,348,609	22,365	1.35%	3,031,587	14,143	0.94%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,316,184			1,208,079
Other liabilities	30,292			28,255
Stockholders' equity	571,453			539,305

Total liabilities and stockholders' equity	$5,266,538			$4,807,226

Net interest income (tax equivalent basis)		$90,415			$86,531

Cost of deposits			0.80%			0.58%
Net interest spread (taxable equivalent basis)			3.20%			3.54%
Net interest margin (taxable equivalent basis)			3.65%			3.85%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	June 30,	March 31,	December 31,	September 30,	June 30,
Hanmi Financial Corporation	2018	2018	2017	2017	2017
Assets	$5,415,202	$5,305,641	$5,210,485	$5,111,396	$4,973,346
Less goodwill and other intangible assets	(12,363)	(12,454)	(12,544)	(12,628)	(12,712)
Tangible assets	$5,402,839	$5,293,187	$5,197,941	$5,098,768	$4,960,634

Stockholders' equity	$571,707	$564,278	$562,477	$559,247	$550,140
Less goodwill and other intangible assets	(12,363)	(12,454)	(12,544)	(12,628)	(12,712)
Tangible stockholders' equity	$559,344	$551,824	$549,933	$546,619	$537,428

Stockholders' equity to assets	10.56%	10.64%	10.80%	10.94%	11.06%
Tangible common equity to tangible assets	10.35%	10.43%	10.58%	10.72%	10.83%

Common shares outstanding	32,513,518	32,502,658	32,431,627	32,413,082	32,393,856
Tangible common equity per common share	$17.20	$16.98	$16.96	$16.86	$16.59